EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-180313) pertaining to the 2011 Incentive Compensation Plan and to the incorporation by reference in the Registration Statement on Form F-3 ASR (File No. 333-196335) of Caesarstone Sdot-Yam Ltd. of our report dated March 12, 2015, with respect to the consolidated financial statements of Caesarstone Sdot-Yam Ltd. and the effectiveness of internal control over financial reporting of Caesarstone Sdot-Yam, Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2014.
/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Haifa, Israel
March 12, 2015